EXHIBIT 5.1

                    [QUARLES & BRADY STREICH LANG LETTERHEAD]

                               October 15, 2002
                                                           Writer's Direct Line:
                                                           (602) 229-5336

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:     Northeast Mortgage Corporation

Ladies and Gentlemen:

         This firm is counsel for Northeast Mortgage Corporation, a Nevada corporation (the "Company"). As such, we are familiar with the Articles of Incorporation and Bylaws of the Company. We have also acted as counsel for the Company with respect to certain matters in connection with the preparation of Amendment No. 1 to the Registration Statement on Form SB-2 registering 200,000 shares of Common Stock, $.001 (the "Shares"), under the Securities Act of 1933. In addition, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth below.

         Based upon the foregoing, it is our opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

         2. The Shares, as issued, are duly and validly issued, fully paid and nonassessable.

         We acknowledge that we are referred to under the heading "Legal Matters" of the Prospectus which is part of the Registration Statement and we hereby consent to the use of our name in such Registration Statement. We further consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                              Very truly yours,

                                              /s/ Christian J. Hoffmann, III

                                              Christian J. Hoffmann, III
                                               For the Firm